UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2012

CME Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-930-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on November 4, 2011, The McGraw-Hill Companies, Inc. ("McGraw-Hill"), CME Group Inc. ("CME Group") and CME Group Index Services LLC ("CME Indexes"), a joint venture between CME Group and Dow Jones & Company, Inc., entered into a Contribution Agreement (as amended from time to time, the "Contribution Agreement") providing for the formation of a joint venture named S&P/Dow Jones Indices LLC (the "Joint Venture").

On June 29, 2012, the parties to the Contribution Agreement consummated the transactions contemplated thereby, and McGraw-Hill and CME Group issued a joint press release announcing the formation of the Joint Venture. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

In connection with the consummation of the transactions contemplated by the Contribution Agreement, Standard & Poor’s Financial Services LLC ("S&P") and Chicago Mercantile Exchange Inc., a wholly-owned subsidiary of CME Group ("CME"), entered into a license agreement, dated as of June 29, 2012, (the "S&P License Agreement"). The S&P License Agreement supersedes and replaces the parties’ prior agreements with respect to the subject matter of the S&P License Agreement including that certain license agreement, dated as of September 20, 2005, as amended. As part of the formation of the Joint Venture, S&P assigned the S&P License Agreement to the Joint Venture.

In accordance with the terms and conditions of the S&P License Agreement, the Joint Venture granted CME a license to use certain S&P stock indexes and the related trade names, trademarks and service marks in connection with the creating, issuing, listing, trading, clearing, marketing and promoting of futures contracts, options on futures contracts, swaps and other derivative contracts. CME’s license for the S&P 500® Index will be exclusive for futures and options on futures until one year prior to the termination of the S&P License Agreement and non-exclusive for the last year. The license for the other S&P stock indexes is generally exclusive for futures and options on futures. In exchange for the license, CME will pay a quarterly fee based on a percentage of CME’s overall equity index product complex profits. The term of the S&P License Agreement will continue until the later of (i) December 31, 2017 or (ii) the date that is one year after the date that CME group ceases to own at least five percent (accounting for dilution) of the outstanding Joint Venture interests. Upon the occurrence of certain events, including certain terminations of the Joint Venture, the term may be extended up to an additional ten years. The S&P License Agreement also provides CME with certain rights to sublicense its rights under the agreement to any third-party exchange or other organized trading facility located outside of the United States.

The foregoing description of the agreement is only a summary and is qualified in its entirety by reference to, the S&P License Agreement, which CME Group will file with its next periodic report.

Effective as of July 1, 2011, Board of Trade of the City of Chicago, Inc. ("CBOT") entered into a license agreement (the "Dow Jones License Agreement") with CME Indexes providing CBOT and certain of its affiliates a license to use certain Dow Jones stock indexes and the related trade names, trademarks and service marks in connection with the creating, listing, trading, clearing, marketing and promoting of futures contracts, options on futures contracts and other financial products that are based upon such Dow Jones stock indexes. Indexes to which CBOT has exclusive license rights to include the Dow Jones Composite Index, the Dow Jones Industrial Average Index, the Dow Jones Transportation Average Index and the Dow Jones Utility Average Index among others. CBOT holds a non-exclusive license for the Dow Jones Global Titans 50 Index, Dow Jones Italy Titans 30 Index, Dow Jones Sector Titans Indexes and Dow Jones U.S. Real Estate Index among others. CBOT also has certain rights to sublicense its rights under the Dow Jones License Agreement to any other exchange for the trading of futures contracts and options on futures contracts.

The initial term of the agreement is from July 1, 2011 through June 30, 2026. Following the initial term, the Dow Jones License Agreement shall automatically renew for renewal terms of five years thereafter so long as there is open interest in any of CBOT’s or its affiliates’ products based on one or more of the Dow Jones licensed indexes. In the event there is no open interest in any such products, then CME Indexes may terminate the agreement by providing written notice of non-renewal to CBOT at least six months prior to the end of the initial term or the then current renewal term; provided that if any open interest arises during such six month period, the agreement shall automatically renew. In exchange for the license, CBOT pays a per trade license fee.

As part of the formation of the Joint Venture, CME Indexes assigned the Dow Jones License Agreement to Dow Jones Opco, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Joint Venture. As a result of such assignment, the Dow Jones License Agreement is no longer treated as a CME Group intercompany agreement and, therefore, will be filed as a material agreement.

The foregoing description of the Dow Jones License Agreement is only a summary and is qualified in its entirety by reference to, the Dow Jones License Agreement, which CME Group will file with its next periodic report.

Item 9.01 Financial Statements and Exhibits.

Press Release, dated June 29, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

July 6, 2012	By:	Kathleen M. Cronin

Name: Kathleen M. Cronin
Title: Senior Managing Director, General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated June 29, 2012.